Exhibit 99.1

Dave & Buster’s Announces the Retirement of Michael Quartieri, Chief Financial Officer

DALLAS, December 20, 2023 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced that its Chief Financial Officer, Michael Quartieri, will be retiring from the Company effective April 30, 2024. He will continue to serve as Chief Financial Officer until his successor is appointed and provide advisory services to ensure a smooth transition prior to his retirement date. The Company has retained a nationally recognized recruiting firm to conduct a search for this position.

"On behalf of the management team and our Board, I want to thank Michael for his significant contributions and leadership over the past two years at Dave & Buster’s," said Chris Morris, Chief Executive Officer of Dave & Buster’s. “Under Michael’s leadership, we completed the acquisition and merger of Main Event which combined two of the strongest brands in the industry to create a leading platform in the rapidly growing experiential entertainment sector. With his contribution, we have created a significant footprint, an exceptional business model with strong assets, and a talented team with a long-term strategy focused on driving organic growth, improving profitability, and producing strong cash flow. On a personal note, it has been a pleasure to work with Michael as we transformed the company together. Michael has been a true partner in enabling strong financial performance and has built a high-quality finance organization that will serve this Company well for many years to come. The Dave & Buster’s team wishes him a prosperous future as he moves into the next phase of his life. We also sincerely appreciate Michael’s full support of the transition to his successor.”

“It has been a pleasure to be a part of the team here at Dave & Buster’s,” said Michael Quartieri. “The Company has strong momentum and a tremendous amount of achievable upside which made it a very difficult decision to retire to spend more time with my family. I want to express my respect and appreciation for the passion and dedication of our talented team members at all our stores and throughout the Company and want to thank them for all they do to care for our guests and deliver for our shareholders each and every day.”

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 220 venues in North America that offer premier entertainment and dining experiences to guests through two distinct brands: Dave & Buster’s and Main Event. The Company has 162 Dave & Buster’s branded stores in 42 states, Puerto Rico, and Canada and offers guests the opportunity to "Eat Drink Play and Watch," all in one location. Each store offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. The Company also operates 58 Main Event branded stores in 20 states across the country, and offers state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. For more information about each brand, visit daveandbusters.com and mainevent.com.

For Investor Relations Inquiries:

Cory Hatton, VP Investor Relations & Treasurer

Dave & Buster’s Entertainment, Inc.

Cory.Hatton@daveandbusters.com